   As filed with the Securities and Exchange Commission on August 14, 1998.
                                                  Registration No. 333-58635



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                Amendment No. 3

                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             METAL MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                      94-2835068
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                       Identification No.)

                      500 North Dearborn Street, Suite 405
                             Chicago, Illinois 60610
                                 (312) 645-0700
     (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------


                              DAVID A. CARPENTER
                               General Counsel
                            METAL MANAGEMENT, INC.
                     500 North Dearborn Street, Suite 405
                           Chicago, Illinois 60610
                                (312) 645-0700
         (Name and address, including zip code, and telephone number, including area code, of agents for service)

                               With a Copy to:
                             PAUL W. THEISS, ESQ.
                             MAYER, BROWN & PLATT
                            190 S. LaSalle Street
                           Chicago, Illinois 60603
                                (312) 782-0600

                     ------------------------------------


                 Approximate date of commencement of proposed
            sale to the public: As soon as practicable after this
                 Registration Statement has become effective.

                      ------------------------------------


         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.          [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    [ ]

         If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box.          [ ]

                         CALCULATION OF REGISTRATION FEE



================================================================================================================================
     TITLE OF EACH CLASS OF        AMOUNT TO BE       PROPOSED MAXIMUM OFFERING         PROPOSED MAXIMUM            AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED           PRICE PER SHARE (1)      AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE
 $0.01 PER SHARE                     4,909,698              $ 6.78                    $ 33,287,752                $ 9,820

================================================================================================================================



(1) PURSUANT TO RULE 457(C), SOLELY FOR THE PURPOSE OF CALCULATING THE AMOUNT OF THE REGISTRATION FEE. THE AVERAGE OF THE HIGH AND LOW PRICES REPORTED ON THE NASDAQ STOCK MARKET WAS $6.78 ON
         JULY 29, 1998.


(2) THIS REGISTRATION STATEMENT ALSO RELATES, TO THE EXTENT PERMITTED BY RULE 416, TO AN INDETERMINATE AMOUNT OF SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF WARRANTS DESCRIBED HEREIN TO PREVENT DILUTION RESULTING FROM STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR EVENTS OR BY REASON OF CHANGES IN THE EXERCISE PRICE OF THE WARRANTS IN
         ACCORDANCE WITH THE DOCUMENTS GOVERNING EACH WARRANT.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED AUGUST 14, 1998

                                4,909,698 SHARES

                             METAL MANAGEMENT, INC.
                                  COMMON STOCK

     This Prospectus relates to the resale of up to an aggregate of 4,909,698 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Metal Management, Inc., a Delaware corporation (the "Company" or "Metal Management"), which may be offered (the "Offering") for sale by persons (individually, a "Selling Stockholder," and collectively, the "Selling Stockholders") described in this Prospectus. The Shares offered for resale hereby were issued by the Company in respect of the following: (i) 4,839,698 Shares were issued by the Company in connection with business combinations; and
(ii) 70,000 Shares are issuable upon the exercise of warrants granted by the Company in connection with business combinations or to employees of the Company.

     The Shares may be offered for sale from time to time by or for the account of the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest in the open market, on the Nasdaq National Market, in the over-the-counter market, in privately negotiated transactions, or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. These broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders or purchasers of the Shares for whom the broker-dealer may act as agent, or to whom the Selling Stockholders may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commissions received by them and the proceeds of any resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     If all of the warrants referred to in (ii) above are exercised, the Company will receive proceeds of $903,750. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock is currently traded on The Nasdaq Stock Market--National Market ("Nasdaq") under the symbol "MTLM." On August 13, 1998, the last reported price for the Common Stock as reported by Nasdaq was $6.38 per share. As of August 13, 1998, the Company had a total of 39,099,812 shares of Common Stock outstanding.
                               ------------------

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "INVESTMENT CONSIDERATIONS" APPEARING IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 1998, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.
                               ------------------

                                              , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York, 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is currently traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected through EDGAR, the Commission's on-line filing service.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied through EDGAR.

                                  THE COMPANY

GENERAL

     Metal Management is one of the largest and fastest-growing full service metals recyclers in the United States, with 59 recycling facilities in 14 states. The Company is a leading consolidator in the metals recycling industry and has achieved this position primarily through the implementation of its national strategy of completing and integrating regional acquisitions. The Company believes that its consolidation strategy will enhance the competitive position and profitability of the operations that it acquires through improved managerial and financial resources and increased economies of scale.

     Metal Management is primarily engaged in the collection and processing of ferrous and non-ferrous metals for resale to metals brokers, steel producers, and producers and processors of other metals. The Company collects industrial scrap and obsolete scrap, processes it into reusable forms, and supplies the recycled metals to its customers, including mini-mills, integrated steel mills, foundries and metals brokers. The Company believes that it provides one of the most comprehensive offerings of both ferrous and non-ferrous scrap metals in the industry. The Company's ferrous products primarily include shredded, sheared, hot briquetted, cold briquetted and bundled scrap and broken furnace iron. The Company also processes non-ferrous metals, including aluminum, copper, stainless steel, brass, titanium and high-temperature alloys, using similar techniques and through application of the Company's proprietary technologies. For the year ended March 31, 1998, the Company sold or brokered approximately 3.1 million tons of ferrous scrap and approximately 178.1 million pounds of non-ferrous scrap.

     The Company's predecessor was incorporated on September 24, 1981 as a California corporation under the name General Parametrics Corporation, and was re-incorporated as a Delaware corporation in June 1986 under the same name. Prior to April 1996, the Company manufactured and marketed color thermal and dye sublimation printers and related consumables, including ribbons, transparencies and paper. The Company sold this business in two separate transactions in July and December of 1996 for $1.3 million in cash and future royalty streams which the Company does not anticipate will result in material payments to the Company. On April 12, 1996, the Company changed its name to "Metal Management, Inc."

     The Common Stock is traded on Nasdaq under the trading symbol "MTLM." The Company's principal executive offices are located at 500 North Dearborn Street, Suite 405, Chicago, Illinois 60610, and its telephone number is (312) 645-0700.

                                USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares (but will receive proceeds of $903,750 if all the warrants referred to herein are exercised). There can be no assurance that any of the warrants will be exercised or that the Company will receive any proceeds on exercise thereof. The Company has agreed to pay all expenses related to the registration of the Shares. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the aggregate number of Shares of Common Stock beneficially owned by each Selling Stockholder as of August 14, 1998 (including Shares that are issuable on exercise of options and warrants), and the aggregate number of Shares registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. Because the Selling Stockholders may offer all of a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of Shares that each Selling Stockholder may retain upon completion of the Offering. However, assuming all of the Shares offered hereunder are sold by the Selling Stockholders, then unless otherwise noted, after completion of the Offering, none of the Selling Stockholders will own more than one percent (1%) of the shares of Common Stock outstanding. Of the 4,909,698 Shares offered hereby, 4,839,698 Shares were issued and outstanding as of August 14, 1998, and an aggregate of 70,000 Shares have been reserved for issuance by the Company to certain of the Selling Stockholders upon the exercise of warrants. Based on information provided to the Company by the Selling Stockholders, no Selling Stockholder owns one percent (1%) or more of the Company's Common Stock, except as indicated below. Beneficial ownership after the Offering will depend on the number of Shares sold by each Selling Stockholder. The table set forth below does not include such additional number of Shares which may be issuable upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar events, all of which Shares, to the extent permitted under Rule 416 of the Securities Act, are being offered by this Prospectus.

                                                               SHARES                    SHARES TO BE
                                                            BENEFICIALLY   PERCENTAGE     OFFERED FOR
                                                            OWNED PRIOR    OWNED PRIOR    THE SELLING
                                                               TO THE        TO THE      STOCKHOLDER'S
                   SELLING STOCKHOLDERS                       OFFERING      OFFERING        ACCOUNT
                   --------------------                     ------------   -----------   -------------
Paul I. and Rena F. Haveson...............................   1,077,065(1)     2.75%        1,027,065
Ryan A. Haveson...........................................       7,761(2)        *             7,761
Ian Albert................................................     173,335(3)        *           173,335
Betty Albert..............................................     442,000(4)    1.13%           442,000
Eric Albert...............................................      84,333(5)        *            69,333
Brian Albert..............................................      84,333(6)        *            69,333
Lisa Albert...............................................      69,333(7)        *            69,333
Alan Shumway..............................................      43,333(8)        *            43,333
Katrick, Inc. ............................................      45,454(9)        *            45,454
Charles R. Fritz..........................................      50,000(10)       *            50,000
Accurate Iron & Metal Co. ................................      10,000(11)       *            10,000
Judy Ferraro..............................................      20,000(12)       *            20,000
G. Robert Triesch, III....................................   1,007,580(13)   1.14%           428,590
Andrew J. Naporano, Jr. ..................................     444,005(14)   2.38%           160,291
JANX Partners, L.P. ......................................     929,090(15)   2.02%           790,295
McDonald & Company Securities, Inc. ......................      37,709(16)       *            18,854
Nicroloy Company..........................................     203,692(17)       *           203,692
M. Kimerling & Sons, Inc. ................................     650,000(18)   1.66%           483,383
Jos. A. Schiavone, Corp. .................................     435,558(19)   1.11%           435,558
Midwest Metallics, L.P. ..................................     362,088(20)       *           362,088
                                                             ---------                     ---------
     Total................................................   6,176,669                     4,909,698
                                                             =========                     =========

-------------------------
  *  less than 1%

 (1) Consists of 1,027,065 shares issued in connection with the Company's acquisition of R&P Holdings, Inc., Charles Bluestone Company, and R&P Real Estate, Inc. (collectively, "Bluestone"). Mr. and Mrs. Haveson own such shares in joint tenancy. Also consists of options to purchase 50,000 shares issued to Mr. Haveson in connection with the Employment Agreement between the Company and Mr. Haveson.

 (2) Consists of 7,761 shares issued in connection with the Company's acquisition of Bluestone.

 (3) Consists of 173,335 shares issued in connection with the Company's acquisition of Superior Forge, Inc. ("Superior Forge").

 (4) Consists of 442,000 shares issued in connection with the Company's acquisition of Superior Forge.

 (5) Consists of (i) 69,333 shares issued in connection with the Company's acquisition of Superior Forge; and (ii) options to purchase 15,000 shares issued in connection with the Employment Agreement between the Company and Mr. Albert.

 (6) Consists of (i) 69,333 shares issued in connection with the Company's acquisition of Superior Forge; and (ii) options to purchase 15,000 shares issued in connection with the Employment Agreement between the Company and Mr. Albert.

 (7) Consists of 69,333 shares issued in connection with the Company's acquisition of Superior Forge.

 (8) Consists of 43,333 shares issued in connection with the Company's acquisition of Superior Forge. Mr. Shumway has gifted 1500 shares each to Denise Shumway, Kim Shumway and Brian Shumway.

 (9) Consists of 45,454 shares issued in connection with the Company's acquisition of substantially all of the assets of 138 Scrap, Inc. and Katrick, Inc. (collectively, "138 Scrap").

(10) Consists of warrants to purchase 50,000 shares issued in connection with the Employment Agreement between the Company and Mr. Fritz (the sole shareholder of 138 Scrap, Inc.), pursuant to the acquisition by the Company of substantially all of the assets of 138 Scrap. Twenty percent (20%) of such warrants vest (subject to certain conditions) annually during the first five (5) years following the commencement of the above-described Employment Agreement.

(11) Consists of 10,000 shares issued in connection with the Company's acquisition of substantially all of the assets of Accurate Iron & Metal Co. ("Accurate Iron & Metal").

(12) Consists of warrants to purchase 20,000 shares issued in connection with the Employment Agreement between the Company and Ms. Ferraro, pursuant to the acquisition of substantially all of the assets of Accurate Iron & Metal. Twenty percent (20%) of such warrants vest (subject to certain conditions) annually during the first five (5) years following the commencement of the above-described Employment Agreement.

(13) Consists of 857,180 shares and warrants to purchase 150,000 shares issued in connection with the Company's acquisition of Newell Recycling of Denver, Inc. ("Newell").

(14) Consists of 444,005 shares issued in connection with the Company's acquisition of Naporano Iron & Metal Co. and Nimco Shredding Co. (collectively, "Naporano").

(15) Consists of 929,090 shares issued in connection with the Company's acquisition of Naporano.

(16) Consists of 37,709 shares issued in connection with the Company's acquisition of Naporano.

(17) Consists of 203,692 shares issued in connection with the Company's acquisition of substantially all of the assets of Nicroloy Company ("Nicroloy").

(18) Consists of 650,000 shares issued in connection with the Company's acquisition of substantially all of the assets of M. Kimerling & Sons, Inc. ("Kimerling").

(19) Consists of 435,558 shares issued in connection with the Company's acquisition of certain assets of Michael Schiavone & Sons, Inc. ("Schiavone").

(20) Consists of 362,088 shares issued in connection with the Company's acquisition of substantially all of the assets of Midwest Metallics, L.P. ("Metallics").

     There are no material relationships between any of the Selling Stockholders and the Company or any of its predecessors or affiliates, nor have any such material relationships existed within the past three years, except as follows:

          (a) On May 27, 1998, the Company and Paul I. Haveson entered into (i) an Employment Agreement with respect to Mr. Haveson's position as President of Charles Bluestone Company; and

     (ii) a Noncompetition Agreement which restricts Mr. Haveson's ability to compete with the Company and its affiliates.

          (b) On May 27, 1998, the Company and Rena F. Haveson entered into a Noncompetition Agreement which restricts Ms. Haveson's ability to compete with the Company and its affiliates.

          (c) On March 17, 1998, the Company entered into three separate lease agreements to lease (with an option to purchase) certain real property from Ian and Betty Albert (each lease having an initial lease term of five years). The monthly base rent for the property is based on a fair market value determination.

          (d) On March 17, 1998, the Company entered into an Employment Agreement with Ian Albert with respect to his position as President and Chief Executive Officer of Superior Forge.

          (e) On March 17, 1998, the Company entered into an Employment Agreement with Eric Albert with respect to his position as Vice President of Sales of Superior Forge.

          (f) On March 17, 1998, the Company entered into an Employment Agreement with Brian Albert with respect to his position as Sales Engineer of Superior Forge.

          (g) On March 17, 1998, the Company entered into an Employment Agreement with Alan Shumway with respect to his position as Finance Manager of Superior Forge.

          (h) Pursuant to the Merger Agreement, dated February 16, 1998, by and between (among others) the Company and the Superior Forge shareholders, Ian and Betty Albert have (under certain conditions) a right of first refusal to purchase the stock or assets of Superior Forge.

          (i) On April 29, 1998, the Company entered into a Lease Agreement with Charles R. Fritz and a trust benefitting Mr. Fritz, for the leasing (with a right of first refusal to purchase) of certain real estate to the Company. The annual base rent is $60,000 and the initial lease term is one year.

          (j) On April 29, 1998, the Company entered into an Option Agreement with Charles R. Fritz and a trust benefitting Mr. Fritz for the granting of an option to the Company to purchase the land subject to the lease described in the immediately preceding paragraph.

          (k) On April 29, 1998, the Company entered into an Employment Agreement with Charles R. Fritz with respect to Mr. Fritz's position as President of the 138 Scrap Division of Cozzi Iron & Metal, Inc. ("Cozzi"), pursuant to the acquisition by the Company of substantially all of the assets of 138 Scrap.

          (l) On February 26, 1998, the Company entered into an Employment Agreement with Judy Ferraro with respect to Ms. Ferraro's position as Senior Account Executive of Cozzi, pursuant to the acquisition by the Company of substantially all of the assets of Accurate Iron & Metal.

          (m) On July 1, 1998, the Company and Andrew J. Naporano, Jr. entered into (i) an Employment Agreement with respect to Mr. Naporano's position as a director and Senior Vice President of Naporano; and (ii) a Noncompetition Agreement which restricts Mr. Naporano's ability to compete with the Company and its affiliates.

                              PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected by one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on Nasdaq;
(iii) purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

     The Selling Stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by the Selling Stockholders and any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of any such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders other than commissions, concessions and discounts of brokers, dealers or other agents. Each Selling Stockholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify certain Selling Stockholders and any such statutory "underwriter" and controlling persons of such "underwriter" against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

                          DESCRIPTION OF CAPITAL STOCK

     The Certificate of Incorporation (as amended) of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 80,000,000 shares of Common Stock, par value $.01 per share, and 4,000,000 shares of preferred stock without designation, par value $0.01 per share ("Preferred Stock"). There were 39,099,812 shares of Common Stock issued and outstanding as of August 13, 1998. Additionally, the Board of Directors has designated 36,000 shares of Preferred Stock as "Series A Preferred Stock," face amount of $1,000 per share, 12,764 shares of which were outstanding as of August 13, 1998, and 23,000 shares of Preferred Stock as "Series B Preferred Stock," face amount of $1,000 per share, 19,726 shares of which were outstanding as of August 13, 1998. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company.

     Common Stock. Each share of Common Stock is entitled to one vote. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Stockholders are entitled to receive dividends as declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company available upon liquidation.

     Preferred Stock. The Company's certificate of incorporation grants the Board of Directors the right to cause the Company to issue, from time to time, all or part of the preferred stock remaining undesignated in one or more series, and to fix the number of shares of preferred stock remaining undesignated and determine or alter for each series, the voting powers, full, limited, or none, and other designations, preferences, or relative, participating, optional or other special rights and such qualifications, limitations, or restrictions thereof. On August 8, 1997, the Company designated 36,000 shares of preferred stock as "Series A Convertible Preferred Stock," par value $.01 per share (Stated Value of $1,000 per share). On November 20, 1997, the Company designated 23,000 shares of preferred stock as "Series B Convertible Preferred Stock," par value $.01 per share (Stated Value of $1,000 per share).

     The Series A Preferred Stock has a "Liquidation Preference" equal to $1,000 per share plus any accrued and unpaid dividends. Upon the liquidation, dissolution or winding up of the Company, holders of the Series A Preferred Stock are entitled to receive payment of the Liquidation Preference on a pro rata basis based on the Liquidation Preference of the preferred stock held by each holder before any payment is made to holders of Common Stock or any stock of the Company junior to the Series A Preferred Stock.

     Dividends on the Series A Preferred Stock accrue at an annual rate of 6% of the Stated Value and are payable in cash or, at the Company's option, and upon satisfaction of certain conditions, in additional shares of Series A Preferred Stock. The holders of Series A Preferred Stock are able to convert the shares of Series A Preferred Stock into Common Stock at a price equal to the lower of: (i) $18.30 (to be adjusted to reflect stock splits, stock dividends or similar events); or (ii) 85% of the average closing bid price for the common stock for the five trading days prior to the conversion date.

     If the conversion of the Series A Preferred Stock would result in the holders receiving more than 2,500,000 shares of Common Stock, then the Company may, in certain circumstances, redeem any shares of Series A Preferred Stock in excess of 2,500,000 shares at a redemption price equal to: (i) 117% of the Stated Value of the shares; plus (ii) any accrued and unpaid dividends on such shares. Any shares of Series A Preferred Stock which have not been converted on or before August 8, 2000 (the "Maturity Date") will automatically be converted to shares of Common Stock at the Maturity Date. However, if, at the Maturity Date any of the "Mandatory Conversion Conditions" are not satisfied, then the Company will be required to pay the holders of Series A Preferred Stock cash in an amount equal to the Liquidation Preference for each share of Series A Preferred Stock owned by the holder. "Mandatory Conversion Conditions" include:
(i) a registration statement covering the resale of all of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock is effective, or such resale may be made under Rule 144(k) under the Securities Act.

     The Series A Preferred Stock does not grant holders voting rights except that, so long as the Series A Preferred Stock is outstanding, without the prior approval of the holders of at least a majority of all shares of the Series A Preferred Stock outstanding at the time, the Company may not: (i) increase the number of shares of Series A Preferred Stock which the Company is authorized to issue; (ii) alter or change the rights, preferences or privileges of the Series A Preferred Stock or any other capital stock of the Company so as to adversely affect the Series A Preferred Stock; or (iii) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. Approval of holders of the Series A Preferred Stock as to actions described in (ii) and (iii) above will not be required if the average closing price for the Common Stock on the five trading days immediately preceding the effective date of such a change is equal to or exceeds $27.45 per share.

     The Series B Preferred Stock has a liquidation preference equal to $1,000 per share plus any accrued and unpaid dividends. Upon the liquidation, dissolution or winding up of the Company, holders of the Series B Preferred Stock are entitled to receive payment of the liquidation preference on a pro rata basis based on the

Liquidation Preference of the stock held by each holder before any payment is made to holders of Common Stock or any stock of the Company junior to the Series B Preferred Stock.

     Dividends on the Series B Preferred Stock accrue, whether or not declared by the Board of Directors, at an annual rate of 4.5% of the Stated Value of each outstanding share of Series B Preferred Stock. Dividends are payable in cash or, at the Company's option, and upon satisfaction of certain conditions, in additional shares of Series B Preferred Stock.

     The holders of Series B Preferred Stock may convert shares of Series B Preferred Stock into Common Stock at a price equal to the lowest of: (i) 120% of the closing bid price for the Common Stock on the date of purchase of the Series B Preferred Stock (to be adjusted to reflect stock splits, stock dividends or similar events) (the "Fixed Conversion Price"); (ii) 92.5% of the average closing bid price for the Common Stock for the five trading days prior to the date of the conversion notice; or (iii) if applicable, the lowest traded price of the Common Stock during the time when the Common Stock is not listed on Nasdaq or listed on the New York Stock Exchange or other national securities exchange.

     If the conversion of the Series B Stock would result in the holders receiving more than 2,000,000 Shares of Common Stock, then the Company may, in certain circumstances, redeem any shares of Series B Stock in excess of 2,000,000 shares at a redemption price equal to: (i) 117% of the Stated Value of the shares; plus (ii) any accrued and unpaid dividends on such shares. Any shares of Series B Preferred Stock which have not been converted within three years from the date of purchase will automatically be converted to shares of Common Stock at the maturity date of the Series B Preferred Stock. However, if, at the maturity date, a registration statement covering the resale of all of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock is not effective, and resale may not be made under Rule 144(k) under the Securities Act, then the Company will be required to pay to the holders of Series B Preferred Stock cash in an amount equal to the liquidation preference for the shares of Series B Preferred Stock owned by the holder.

     The Series B Preferred Stock does not grant holders voting rights, except that, so long as shares of Series B Preferred Stock are outstanding, without the prior approval of the holders of at least a majority of all shares of the Series B Preferred Stock outstanding at the time, the Company may not: (i) increase the number of shares of Series B Preferred Stock which the Company is authorized to issue; (ii) alter or change the rights, preferences or privileges of the Series B Preferred Stock or any other capital stock of the Company so as to adversely affect the Series B Preferred Stock; or (iii) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company. Approval of holders of the Series B Preferred Stock as to actions described in (ii) and (iii) above will not be required if the average closing price for the Common Stock on the five trading days immediately preceding the effective date of such a change is equal to or exceeds 150% of the Fixed Conversion Price.

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation was amended on April 9, 1996 to change the Company's corporate name to "Metal Management, Inc." The directors of the Company are elected each year at the annual meeting of the stockholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors.

     Stockholders' Agreement. Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi (collectively, the "Cozzi Stockholders"), Samstock, L.L.C. ("Samstock") and Messrs. Jacobs and Jennings (collectively, the "MTLM Stockholders") and the Company entered into a stockholders agreement dated as of December 19, 1997 and having a term of ten years, unless renewed or extended (the "Stockholders Agreement"). Under the Stockholders Agreement, the Cozzi Stockholders, Samstock and the MTLM Stockholders have agreed that each group will act in a manner to cause the nomination of the directors slated for election at each annual meeting of the Company, five of whom shall be selected by the Cozzi Stockholders and five of whom shall be selected by the MTLM Stockholders (provided that each group has agreed to nominate one individual, independent and unaffiliated from each group or the Company, as part of its slate) and one of whom shall be selected by Samstock. The Stockholders Agreement further requires each group to vote for the other group's nominees for election to the Board and to vote for proposals, if and when presented by the Company, to amend the Company's organizational documents to require the approval of at least two-thirds of the Board of Directors to, among other things: (i) amend the Company's certificate of incorporation or bylaws; (ii) liquidate or merge the Company; (iii) sell substantially all of the Company's assets; (iv) elect or remove officers; (v) adopt an annual budget; (vi) borrow funds, sell assets or make capital expenditures exceeding $5 million; (vii) issue or register the Company's securities; or (viii) declare or pay any dividends or distributions.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is LaSalle National Bank of Chicago.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company and the Selling Stockholders by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended March 31, 1998, the supplementary consolidated financial statements of the Company incorporated by reference to the Company's Form 8-K dated July 1, 1998, the financial statements of Aerospace Metals, Inc. incorporated by reference to the Company's Form 8-K dated May 1, 1998, and the combined financial statements of Naporano Iron & Metal Co. and Nimco Shredding Co. incorporated by reference to the Company's Form 8-K (and amendment thereto on Form 8-K/A) dated July 1, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheets of Cozzi Iron & Metal, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 incorporated in this Prospectus by reference from the Company's Proxy Statement, dated November 20, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference (Commission File No. 0-14836):

          (1) The Company's Annual Report on Form 10-K for the year ended March 31, 1998.

          (2) The Company's Proxy Statement dated November 20, 1997 (relating to the acquisition of Cozzi Iron & Metal, Inc. and including historical and pro forma financial statements).


          (3) The Company's Current Report on Form 8-K dated March 31, 1998 (relating to the Company's credit facility with BT Commercial Corporation).



          (4) The Company's Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1997.



          (5) The Company's Current Report on Form 8-K dated May 1, 1998 (relating to the acquisition of Aerospace Metals, Inc. and its consolidated subsidiaries and including historical and pro forma financial statements).



          (6) The Company's Current Report on Form 8-K dated May 1, 1998 (relating to risk factors that could affect the Company's future financial condition).



          (7) The Company's Current Report on Form 8-K dated May 13, 1998 (relating to the sale by the Company, in a Rule 144A private offering, of $180 million of senior subordinated notes).

          (8) The Company's Current Report on Form 8-K dated July 1, 1998 (filed July 2, 1998) (providing supplementary consolidated financial statements of the Company that give effect to the Company's acquisition of R&P Holdings, Inc. as a pooling of interests).



          (9) The Company's Current Report on Form 8-K dated July 1, 1998 (filed July 7, 1998), and amendment thereto on Form 8-K/A dated July 1, 1998 (filed July 10, 1998) (relating to the acquisition of Naporano Iron & Metal Co. and Nimco Shredding Co. and including historical and pro forma financial statements).


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     The Company hereby undertakes to provide without charge to each person including any beneficial owner to whom a copy of this Prospectus has been delivered, upon written or oral request of the person, a copy of any or all of the foregoing documents or information referred to above that has been incorporated herein by reference in this Prospectus (other than exhibits to documents, unless these exhibits are specifically incorporated by reference into the documents). Requests for these documents should be made to Mr. Robert C. Larry at the Company's principal executive offices located at 500 North Dearborn Street, Suite 405, Chicago, Illinois 60610; telephone number (312) 645-0700.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................       2
The Company............................       3
Use of Proceeds........................       3
Selling Stockholders...................       4
Plan of Distribution...................       6
Description of Capital Stock...........       7
Legal Matters..........................      10
Experts................................      10
Incorporation of Certain Documents by
  Reference............................      10

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                             METAL MANAGEMENT, INC.
                                   4,909,698
                             SHARES OF COMMON STOCK
                                ($.01 PAR VALUE)
                            -----------------------
                                   PROSPECTUS
                            -----------------------
                                     , 1998
------------------------------------------------------
------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Registration Statement. All of such expenses, other than the filing fee for the Commission, are estimates.

Securities and Exchange Commission Filing Fee....................................................  $  9,820
Printing and Engraving Expenses..................................................................  $ 10,000*
Legal Fees and Expenses..........................................................................  $ 10,000*
Accounting Fees and Expenses.....................................................................  $ 10,000*
Blue Sky Fees and Expenses.......................................................................  $      0
                                                                                                   --------
         Total    ...............................................................................  $ 39,820
                                                                                                   ========


* estimated for purposes of this filing

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to the provisions of Section 145(a) of the Delaware General Corporation Law, the Company has the power to indemnify anyone made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) because such person is or was a director or officer of the Company against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in the defense or settlement of such action, suit, or proceeding, provided that (i) such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interest and
(ii) in the case of a criminal proceeding such person had no reasonable cause to believe his conduct was unlawful.

         With respect to an action or suit by or in the right of the Company to procure a judgment in its favor, Section 145(b) of the Delaware General Corporation Law provides that the Company shall have the power to indemnify anyone who was, is, or is threatened to be made a party to a threatened, pending, or completed action or suit brought by or in the right of the Company to procure a judgment in its favor because such person is or was a director or officer of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

         Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) independent legal counsel in a written opinion if such quorum cannot be obtained or if a quorum of disinterested directors so directs, or (c) the shareholders of the Company.

         Section 145(g) of the Delaware General Corporation Law permits the purchase and maintenance of insurance to indemnify directors and officers against any liability asserted against or incurred by them in any such capacity, whether or not the Company itself would have the power to indemnify any such director or officer against such liability. The Company has purchased this type of insurance, has paid and intends to continue paying the premiums thereon.

         The Company's Amended Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented. The Certificate of Incorporation further provides that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         The Amended Certificate of Incorporation also contains a provision that eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. The provision does not limit a director's liability for (i) breaches of duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith, involving intentional misconduct or involving knowing violations of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law, or (iv) transactions in which the director received an improper personal benefit. Depending on judicial interpretation, the provision may not affect liability for violations of the federal securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Company understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws. The Company is not aware of any material threatened or ongoing litigation or proceeding that may result in a claim for such indemnification.

ITEM 16.          EXHIBITS

         A list of exhibits filed herewith or incorporated by reference herein is contained in the Exhibit Index, which is incorporated herein by reference.


ITEM 17.          UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)      That:

         (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.


         (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements on Form S-3 and has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on August 14, 1998.


                                        METAL MANAGEMENT, INC.


                                        By:  /s/ GERARD M. JACOBS
                                           ----------------------------------
                                                 Gerard M. Jacobs
                                           Director and Chief Executive Officer


         Each person whose name appears below has previously authorized each of Gerard M. Jacobs and T. Benjamin Jennings or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on August 14, 1998.



          Signature                      Title
          ---------                      -----


    /s/ GERARD M. JACOBS                Director and Chief Executive Officer
-----------------------------------     (Principal Executive Officer)
        Gerard M. Jacobs


              *                         Director, Chairman of the Board and
-----------------------------------     Chief Development Officer
        T. Benjamin Jennings



              *                         Director, President and Chief Operating Officer
-----------------------------------
        Albert A. Cozzi



              *                         Director and Executive Vice President
-----------------------------------
        George A. Isaac, III



         SIGNATURE                    TITLE
         ---------                    -----


             *                      Director and Vice President
---------------------------------
      Frank J. Cozzi


             *                      Director
---------------------------------
     Gregory P. Cozzi


             *                      Director
---------------------------------
      Rod F. Dammeyer


             *                      Director
---------------------------------
   Christopher G. Knowles


             *                      Director
---------------------------------
     William T. Proler


             *                      Director
---------------------------------
      Harold Rubenstein


             *                      Vice President, Finance, Treasurer and Chief
---------------------------------   Financial Officer (Principal Financial and
       Robert C. Larry              Accounting Officer)




* /s/ Gerard M. Jacobs
----------------------
  Gerard M. Jacobs as
  attorney-in-fact

                             METAL MANAGEMENT, INC.

                                 EXHIBIT INDEX





Number  Exhibit Description
------  -------------------
 1.1    Purchase Agreement, dated May 8, 1998, among the Company, the
        Guarantors, Goldman, Sachs & Co., BT Alex. Brown Incorporated and
        Salomon Brothers Inc (incorporated by reference to Exhibit 10.1 of the
        Company's report on Form 8-K dated May 13, 1998).

 2.1    Agreement and Plan of Merger, dated May 16, 1997 (as amended), among
        Cozzi Iron & Metal, Inc. and its shareholders, the Company and
        CIM Acquisition, Co. (incorporated by reference to Exhibit 2.1 of the
        Company's report on Form 8-K dated December 1, 1997).

 2.2 Stock Purchase Agreement, dated as of May 24, 1998, by and among the Company, Joseph F. Naporano and Andrew J. Naporano, Jr. (incorporated by reference to Exhibit 2.1 of the Company's report on Form 8-K dated
        July 1, 1998).

 2.3** Asset Purchase Agreement, dated as of July 7, 1998, by and among the Company, Kimerling, Kimerling Acquisition Corp. and the stockholders of
        Kimerling.

 3.1 Certificate of Incorporation of the Company, as amended through June 23, 1998 (incorporated by reference to Exhibit 3.1 of the Company's Annual
        Report on Form 10-K for the year ended March 31, 1998).

 3.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Annual Report on Form 10-K for the year ended March 31, 1998).

 4.1 Specimen of Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company's Annual Report on Form 10-K for the year ended March 31,
        1997).

 4.2 1995 Stock Plan and Form of Option Agreement (incorporated by reference to Exhibit 4.2 of the Company's Annual Report on Form 10-K for the year ended March 31, 1997).

 4.3 1996 Director Option Plan and Form of Option Agreement (incorporated by reference to Exhibit 4.3 of the Company's Annual Report on Form 10-K for the year ended March 31, 1997).


                                     S-5
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  4.4      Registration Rights Agreement, dated as of June 23, 1997, by and between the Company and the George A. Isaac, III Second Revocable Trust (incorporated by reference to Exhibit 4.4 of the Company's Annual Report on Form 10-K for the year ended March 31, 1998).

  4.5 Registration Rights Agreement, dated as of November 20, 1997, by and among the Company, Proprietary Convertible Investment Group, Inc., and Capital Ventures International (incorporated by reference to Exhibit 10.5 of the Company's report on Form 8-K dated December 1,
           1997).

  4.6 Shelf Registration Rights Agreement, dated December 19, 1997, between the Company and Samstock, L.L.C. (incorporated by reference to Exhibit 4.2 of the Company's report on Form 8-K dated December 18,
           1997).

  4.7 Amended and Restated Registration Rights Agreement, dated December 19, 1997, among the Company, T. Benjamin Jennings, Gerard M. Jacobs, Albert A. Cozzi, Frank J. Cozzi, Gregory P. Cozzi and Samstock, L.L.C. (incorporated by reference to Exhibit 4.3 of the Company's report on Form 8-K dated December 18, 1997).

  4.8 Registration Rights Agreement, dated December 18, 1997, between the Company and Ronald I. Romano, Lolita A. Romano, Ronald T. Romano and Ryan E. Romano (incorporated by reference to Exhibit 4.4 of the Company's report on Form 8-K dated January 2, 1998).

  4.9 Registration Rights Agreement, dated January 20, 1998, by and between the Company and Aerospace Metals, Inc. (incorporated by reference to Exhibit 10.3 of the Company's report on Form 8-K dated January 20,
           1998).

  4.10 Registration Rights Agreement, dated January 30, 1998, by and between the Company and Newell Phoenix, L.L.C. (incorporated by reference to Exhibit 4.5 of the Company's registration statement on Form S-3 dated February 10, 1998).

  4.11 Indenture, dated as of May 13, 1998, among the Company, the Guarantors (as defined therein) and LaSalle National Bank, as Trustee (incorporated by reference to Exhibit 10.2 of the Company's report on Form 8-K dated May 13, 1998).

  4.12 First Supplemental Indenture, dated as of May 31, 1998, executed by R&P Holdings, Inc., Charles Bluestone Company and R&P Real Estate, Inc., amending Indenture, dated as of May 13, 1998, among the Company, the Guarantors and LaSalle National Bank, as Trustee (incorporated by reference to Exhibit 4.12 of the Company's Annual Report on Form 10-K for the year ended March 31, 1998).

  4.13 Second Supplemental Indenture, dated as of June 19, 1998, executed by Metal Management Gulf Coast, Inc., amending Indenture, dated as of May 13, 1998, among the Company, the Guarantors and LaSalle National Bank, as Trustee (incorporated by reference to Exhibit 4.13 of the Company's Annual Report on Form 10-K for the year ended March 31,
           1998).

  4.14 Third Supplemental Indenture, dated as of June 24, 1998, executed by Newell Recycling West, Inc., amending Indenture, dated as of May 13, 1998, among the Company, the Guarantors and LaSalle National
           Bank, as Trustee (incorporated by reference to Exhibit 4.14 of the Company's report on S-4 dated July 10, 1998).

  4.15 Fourth Supplemental Indenture, dated as of July 1, 1998, executed by Naporano Iron & Metal Co. and Nimco Shredding Co., amending Indenture, dated as of May 13, 1998, among the Company, the Gaurantors and LaSalle National Bank, as Trustee (incorporated by reference to Exhibit 4.15 of the Company's report on S-4 dated July 10, 1998).

  4.16 Fifth Supplemental Indenture, dated as of July 1, 1998, executed by Michael Schiavone & Sons, Inc. and Torrington Scrap Company, amending Indenture, dated as of May 13, 1998, among the Company, the Guarantors and LaSalle National Bank, as Trustee (incorporated by reference to Exhibit 4.16 of the Company's report on S-4 dated July 10, 1998).

  4.17     Sixth Supplemental Indenture, dated as of July 7, 1998, executed by
           M. Kimerling & Sons, Inc., amending Indenture, dated as of May 13, 1998, among the Company, the Guarantors and LaSalle National Bank, as Trustee (incorporated by reference to Exhibit 4.17 of the Company's report on S-4 dated July 10, 1998).

  4.18 Seventh Supplemental Indenture, dated as of July 9, 1998, executed by Nicroloy Company, amending Indenture, dated as of May 13, 1998, among the Company, the Guarantors and LaSalle National Bank, as Trustee (incorporated by reference to Exhibit 4.18 of the Company's report on S-4 dated July 10, 1998).

  4.19 Exchange and Registration Rights Agreement, dated as of May 13, 1998, by and among the Company, the Guarantors, Goldman, Sachs & Co., BT Alex. Brown Incorporated and Salomon Brothers Inc (incorporated by reference to Exhibit 10.3 of the Company's report on Form 8-K dated May 13, 1998).

  4.20** Declaration of Registration Rights, dated March 17, 1998, by the Company for the benefit of Ian Albert, Betty Albert, Eric Albert, Brian Albert, Lisa Albert and Alan Shumway.

  4.21** Registration Rights Agreement, dated April 29, 1998, by and between the Company and 138 Scrap, Inc. and Katrick, Inc.

  4.22** Registration Rights Agreement, dated as of June 24, 1998, by and between the Company and G. Robert Triesch, III.

  4.23 Registration Rights Agreement, dated as of July 1, 1998, by and among the Company, McDonald & Company Securities, Inc., Joseph F. Naparano and Andrew J. Naparano, Jr. (incorporated by reference to Exhibit
           10.1 of the Company's report on Form 8-K dated July 1, 1998).

  4.24** Registration Rights Agreement, dated as of July 9, 1998, by and between the Company and Nicroloy.

  4.25** Registration Rights Agreement, dated as of July 7, 1998, by and between the Company and Kimerling.

  4.26** Registration Rights Agreement, dated as of July 7, 1998, by and between the Company and Metallics.




  5.1*     Opinion of Mayer, Brown & Platt.

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                                      S-6

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23.1*   Consent of Mayer, Brown & Platt (contained in Exhibit 5.1).

23.2*   Consent of PricewaterhouseCoopers LLP.

23.3*   Consent of Deloitte & Touche LLP.

24.1 Powers of Attorney (contained in the signature page of this Registration Statement).
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-------------------------
*  Included with this Registration Statement.
** Previously filed.


                                      S-7